EXHIBIT 99.1

BRIGHT MOUNTAIN ACQUISITION CORPORATION

ACQUIRES JQPublicBlog.com

BOCA RATON, FL, February 27, 2015 -- Bright Mountain Acquisition Corporation (www.bmaq.com) (OTCQB: BMAQ), an owner, acquirer and manager of customized websites for military and public safety audiences, has acquired www.JQPublicBlog.com, an online publication which informs and educates Air Force personnel about current challenges facing Airmen and the US Military.

The announcement was made by W. Kip Speyer, Chairman of the Board of Bright Mountain Acquisition Corporation. The acquisition was made through a combination of stock and cash.

“Bright Mountain is pleased to report our second acquisition of 2015 in the military sector,” said Speyer.  “We are quite happy about adding www.JQPublicBlog.com to our growing list of web sites that serve members of the military and public safety while continuing our acquisition pace of adding a new website approximately every 6 to 8 weeks.

JQPublicBlog.com brings a special focus to our growing list of web sites, which is targeted to Air Force issues and veterans and families of those who are serving. The site is known for its exceptionally high quality content and strong traffic growth rate and received nearly 1 million visits in 2014.

“The Air Force audience is frequently overlooked and taken for granted,” said Speyer. “These Airmen make a huge sacrifice, going months at a time without seeing their families due to lengthy deployments and frequently dangerous missions. The J Q Public online publication provides important information to those who serve the nation. We are gratified to have it in our growing family of publications.”

Bright Mountain Acquisition Corporation currently owns 17 sites, which had more than 5 million visitors during the last quarter of 2014.

www.JQPublicBlog.com was founded by Air Force Lt. Colonel (retired) Tony Carr.  He will continue writing for the publication for the next five years. “I’m incredibly honored to join Bright Mountain to continue and expand the J Q Public mission of advocacy, reporting, and intelligent commentary on issues confronting Airmen and our all-volunteer military”, said Lt. Colonel Carr.

About Lt. Colonel (retired) Tony Carr

Tony Carr is a retired Air Force Lieutenant Colonel and squadron commander whose military career spanned more than two decades of persistent conflict from the first Gulf War to the waning days of the war in Afghanistan. Throughout his career, Tony established himself as a technical expert and thought leader on subjects ranging from airpower and leadership to security strategy and defense reform. He held several key planning and advisory posts, led airmen in combat multiple times, and earned several decorations, including the Distinguished Flying Cross. He also graduated from the Air Force’s most selective programs, earning two advanced degrees and graduating with distinction from the service’s elite weapons and tactics course.

After retiring from service and enrolling at Harvard Law School to begin his second career, Tony founded and developed John Q. Public as an online community where airmen and other military and veteran affiliates could develop an important discussion about the future of air service and national defense. The site has blossomed into a space for intelligent commentary, reporting, advocacy, and activism across many subjects, and is frequently cited in national media. With exploding popularity and nearly one million visits in the past year, www.JQPublicBlog.com has become an influential voice in the national defense conversation.

Safe Harbor Statement

This press release contains forward-looking statements that can be identified by terminology such as “believes,” “expects,” “potential,” “plans,” “suggests,” “may,” “should,” “could,” “intends,” or similar expressions. Many forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results or implied by such statements. These factors include, but are not limited to, our limited operating history, managing our expected growth, risks associated with integration of acquired websites, possible inadvertent infringement of third party intellectual property rights, our ability to effectively compete, our acquisition strategy, and a limited public market for our common stock, among other risks. Bright Mountain Acquisition Corporation’s future results may also be impacted by other risk factors listed from time-to-time in its SEC filings. Many factors are difficult to predict accurately and are generally beyond the company’s control. Forward-looking statements speak only as to the date they are made and Bright Mountain Acquisition Corporation does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.